Securities Code: 4535

June 7, 2011

To our shareholders,

3-24-1, Takada, Toshima-ku, Tokyo
Taisho Pharmaceutical Co., Ltd.
Akira Uehara, Chairman and CEO

Convocation Notice of the 102nd Annual Shareholders Meeting

Dear Sirs and Madams,

Taisho Pharmaceutical Co., Ltd. (“Taisho”) would like to express its gratitude for your continuing courtesies.

Also, Taisho extends its heartfelt sympathy to shareholders who have suffered from the Great East Japan Earthquake that occurred in March this year.

You are hereby invited to attend the 102nd annual shareholders meeting of Taisho, which will be held as indicated below.

If you do not plan to attend the meeting, you may exercise your voting rights in writing. Therefore, please examine the accompanying reference documents for the shareholders meeting, indicate your approval or disapproval for the proposals on the enclosed voting form, and return it to Taisho so that it reaches Taisho by 5:00 p.m. on June 28, 2011 (Tuesday).

Very truly yours.

Description
1.	Date and Time of Meeting:	June 29, 2011 (Wednesday), at 10:00 a.m.

2.	Place of Meeting:	3-25-1, Takada, Toshima-ku, Tokyo
Taisho’s Second Building
(Please refer to the map to the shareholders meeting venue at the end of this document.)

3.	Purposes of the Meeting:

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Matters for Report

        [omitted]

Matters for Resolution

Proposal No. 1 [omitted]

Proposal No. 2 Incorporation of a Wholly Owning Parent Company Incorporated through a Share Transfer

Proposal No. 3 [omitted]

Proposal No. 4 [omitted]

Proposal No. 5 [omitted]

End

•

If you wish to exercise your voting rights through a proxy, you may attend the shareholders meeting by a proxy who shall be another shareholder holding voting rights. However, please be advised that the submission of a document evidencing the power of representation is required pursuant to the Articles of Incorporation of Taisho.

•

Please be advised that if it becomes necessary to amend any of the statements in the business report, financial statements and consolidated financial statements, and reference documents for the shareholders meeting, amended matters will be posted on Taisho’s website on the Internet (http://www.taisho.co.jp/).

•	When you attend the meeting, please submit the enclosed voting form at the reception desk at the meeting venue. For the purpose of saving resources, please bring this convocation notice with you.

(Reference Documents for Shareholders Meeting)

Proposal No. 2: Incorporation of a Wholly Owning Parent Company Incorporated through a Share Transfer

Taisho Pharmaceutical Co., Ltd. (“Taisho”) has resolved in its board of directors meeting held on May 13, 2011 to incorporate “Taisho Pharmaceutical Holdings Co., Ltd.” (the “Holding Company”), which will be its wholly owning parent company, as of October 3, 2011 through a sole-share transfer (the “Share Transfer”) after preparing a share transfer plan with respect to the Share Transfer (the “Share Transfer Plan”).

This proposal is to have the Share Transfer Plan approved by the shareholders. The reason for conducting the Share Transfer, and the content of the Share Transfer Plan, etc., are as set forth below.

1.	Reason for Conducting the Share Transfer

Taisho’s mission is “to contribute to society by creating and offering superior pharmaceuticals and health-related products as well as healthcare-related information and services in socially responsible ways that enrich people’s lives by improving health and beauty.” In order to achieve this purpose, Taisho aims to build a stronger business basis so that it will be able to steadily develop and improve its ability to compete internationally.

Recently, however, Taisho’s operations have been exposed to increasingly difficult circumstances. The domestic market for over-the-counter (OTC) drugs has been maturing, and in the domestic market for prescription pharmaceuticals, there are issues with respect to government measures designed to curb healthcare costs and, the revision of NHI drug prices, as well as increasing difficulties in the development of new drugs. Taisho aims to achieve sustainable growth under these circumstances. For this purpose, in its main line of business, the Self-Medication Operation Group (i.e., OTC drugs and healthcare-related products businesses), Taisho has been focusing on product development by seeking to understand its customers’ needs, and has been making efforts to strengthen its brands, which are regarded highly and have a devoted following of customers. In its Prescription Pharmaceutical Operation Group (i.e., prescription pharmaceuticals and their related business), Taisho has been focusing on the research and development of highly original and globally accepted new drugs, as well as positively promoting the in-licensing of promising drugs and attempting to improve and strengthen its drug development pipelines. Also, with respect to its overseas business, in addition to its active promotion of the energy drink “Lipovitan,” Taisho has achieved participation in the OTC drug business in the Asian region. Aiming to develop its business in Asian markets, in 2009, Taisho acquired Bristol-Myers Squibb Company’s Asian OTC drug business, and agreed on April 7 this year to acquire all shares of Hoepharma Holdings Sdn. Bhd. (“HOE”), which is a Malaysian healthcare company.

Taisho has decided that, in order to achieve sustainable growth in the Self-Medication Operation Group and the Prescription Pharmaceutical Operation Group, it is necessary to establish a group structure that will enable it to distribute the management resources of its corporate group effectively and to strengthen its competitiveness. Taisho therefore resolved to incorporate Taisho Pharmaceutical Holdings Co., Ltd., which will be a wholly owning parent company of Taisho, through a sole-share transfer (the “Share Transfer”) as of October 3, 2011 (scheduled date), thereby moving to a holding company-structure.

Taisho Pharmaceutical Holdings Co., Ltd., which will be newly incorporated, will assume the function of proposing management strategies as the company controlling the whole group based on a new structure for corporate governance, and will distribute management resources effectively to its respective domestic and overseas businesses in order to achieve well-balanced and sustainable growth and strengthen competitiveness with respect to the Self-Medication Operation Group and the Prescription Pharmaceutical Operation Group. It will increase corporate value by producing synergetic effects from these two businesses, and contribute to its customers achieving healthier and more prosperous lives.

For the above purpose, the approval of shareholders is requested in this proposal with respect to Taisho becoming a wholly owned subsidiary company by incorporating “Taisho Pharmaceutical Holdings Co., Ltd,” which would become the wholly owning parent company, by way of a share transfer (Article 772, paragraph 1 of the Companies Act).

The shares of Taisho will be de-listed in accordance with the Share Transfer, however, an application is scheduled to be made to list the shares of the newly incorporated Holding Company (the wholly owning parent company) on the Tokyo Stock Exchange. The listing date depends on an inspection by the Tokyo Stock Exchange, however, the listing is scheduled to take place as of October 3, 2011, which is the registration date for the incorporation of the Holding Company (effective date of the share transfer).

2.	Outline of the Content of the Share Transfer Plan

The content of the Share Transfer Plan is as set forth in the following “Share Transfer Plan (Copy).”

Share Transfer Plan (Copy)

Taisho Pharmaceutical Co., Ltd. (“Taisho”) prescribes a share transfer plan (“Plan”) as set forth below in connection with a share transfer (“Share Transfer”) in which a wholly owning parent company in the share transfer (“Holding Company”) will be incorporated and Taisho will be a wholly owned subsidiary company in the share transfer.

(Purpose, Trade Name, Location of Head Office, Total Number of Shares Authorized to be Issued, and Other Matters Provided for in the Articles of Incorporation of Holding Company)

Article 1.

1.	The purpose, trade name, and location of the head office of the Holding Company, and the total number of shares of the Holding Company authorized to be issued shall be as follows.

(1)	Purpose

The purpose of the Holding Company shall be as stated in Article 2 of the “ARTICLES OF INCORPORATION OF TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.” in the Exhibit attached hereto.

(2)	Trade Name

The trade name of the Holding Company shall be “Taisho Seiyaku Holdings Kabushiki Kaisha,” which shall be expressed in English as “TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.”

(3)	Location of Head Office

The location of the head office of the Holding Company shall be Toshima-ku, Tokyo.

(4)	Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Holding Company shall be 360,000,000 shares.

2.	In addition to what is listed in the preceding paragraph, the matters provided for in the Articles of Incorporation of the Holding Company shall be as stated in the “ARTICLES OF INCORPORATION OF TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.” in the Exhibit attached hereto.

(Names of Directors, etc. and Independent Auditor at Incorporation of Holding Company)

Article 2.

1.	The names of the directors at incorporation of the Holding Company shall be as follows.

Akira Uehara

Akira Ohira

Hisataka Hotta

Shigeru Uehara

Akihito Sakai

Ken Uehara

Kiyomi Chuurei

Jun-ichi Fukudome

Ken-ichi Fujita

Toshio Morikawa

Akemichi Baba

2.	The names of the corporate auditors at incorporation of the Holding Company shall be as follows.

Shigeo Morimoto

Kyuji Kobayashi

Isao Yoshikawa

Hiroyuki Uemura

3.	The name of the independent auditor at incorporation of the Holding Company shall be as follows.

PricewaterhouseCoopers Aarata

(Shares to be Delivered upon Share Transfer and Allocation thereof)

Article 3.

1.	The Holding Company shall, upon the Share Transfer, deliver to the shareholders of Taisho as of the time (“Base Time”) immediately preceding the time when the Holding Company obtains all of the issued shares of Taisho through the Share Transfer the number of shares of the common stock of the Holding Company which shall be equivalent to the aggregate of the number obtained by multiplying by 0.3 the aggregate number of shares of the common stock having been issued by Taisho as of the Base Time, in place of the shares of the common stock of Taisho held by the above-mentioned shareholders.

2.	The Holding Company shall, upon the Share Transfer, allocate shares of the common stock of the Holding Company to the shareholders of Taisho as of the Base Time who are entitled to the allocation pursuant to the preceding paragraph, in the proportion of 0.3 shares of the common stock of the Holding Company to one share of the common stock of Taisho held by the above-mentioned shareholders.

3.	Pursuant to the provisions of the preceding two paragraphs, if the number of shares of the common stock of the Holding Company that shall be delivered to shareholders of Taisho includes a fraction less than one share, the Holding Company shall deal with the fraction in accordance with the provisions of Article 234 of the Companies Act (Act No. 86 of 2005, as amended) and other relevant laws and regulations.

(Amount of Paid-in Capital and Reserves of Holding Company)

Article 4.

The amounts of the paid-in capital and reserves upon incorporation of the Holding Company shall be as follows.

(1)	Amount of the Paid-in Capital

30,000,000,000 yen

(2)	Amount of the Capital Reserve

15,000,000,000 yen

(3)	Amount of the Retained Earnings Reserve

0 yen

(4)	Amount of Other Capital Surplus

An amount obtained by deducting the aggregate of the amounts listed in (1) and (2) above from the amount of change in the shareholders’ equity as provided for under the main paragraph of Article 52, paragraph 1 of the Ordinance on Accounting of Companies.

(5)	Amount of Other Accumulated Profits

0 yen

(Date of Establishment of Holding Company)

Article 5.

The date on which the incorporation of the Holding Company must be registered (“Date of Establishment of the Holding Company”) shall be October 3, 2011. However, the date may be changed by a resolution of the board of directors of Taisho if required in the course of the Share Transfer procedures or due to any other reason.

(Shareholders Meeting for Approval of Plan)

Article 6.

Taisho shall convene an annual shareholders meeting to be held on June 29, 2011 and seek resolutions for the approval of the Plan and other matters necessary for the Share Transfer.

(Exchange for Listed Securities of Holding Company)

Article 7.

The Holding Company plans to list its shares of the common stock on the Tokyo Stock Exchange as of the Date of Establishment of the Holding Company.

(Stock Transfer Agent of Holding Company)

Article 8.

The stock transfer agent of the Holding Company shall be Mitsubishi UFJ Trust and Banking Corporation.

(Change of Circumstances)

Article 9.

If, during the period from the preparation of the Plan to the Date of Establishment of the Holding Company, any material change occurs in the property or financial status of Taisho due to acts of God or other grounds, then conditions concerning the Share Transfer may be changed or the Share Transfer may be discontinued by a resolution of the board of directors of Taisho.

(Entry into Force of Plan)

Article 10.

The plan shall cease to be effective if approval for the Plan is not obtained at a shareholders meeting of Taisho or if permission, approval, or the like of the relevant government agencies provided for in domestic or foreign laws or regulations (including entry into force of notification filed with the relevant government agencies, and the like) is not obtained.

May 13, 2011

Taisho:	3-24-1, Takada, Toshima-ku, Tokyo
Taisho Pharmaceutical Co., Ltd.
Akira Uehara, Chairman and CEO

Exhibit

ARTICLES OF INCORPORATION

OF

TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.

Chapter I    General Provisions

(Trade Name)

Article 1.

The Company shall be called Taisho Seiyaku Holdings Kabushiki Kaisha, which shall be expressed in English as TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.

(Purpose)

Article 2.

1.	The purpose of the Company shall be to control and manage the business activities of a company engaging in the following businesses by holding the shares of or equity interest in the company:

(1)	manufacture, sale, import, and export of medical products, quasi-drug products, cosmetic products, medical equipment, sterilizing materials, veterinary medical products, poisons, deleterious substances, meters, pesticides, industrial chemicals, foods, food additives, distilled alcoholic beverages, animal feed, animal feed additives, fertilizers, textile products, chemical products, sundry goods, optical equipment, and photographic materials;

(2)	mail-order sales of any of the goods listed in the preceding item utilizing the internet or catalogues;

(3)	purchase, sale, and utilization of real estate and securities;

(4)	management and lease of facilities related to health, physical training, or entertainment;

(5)	management and lease of hotels, restaurants, assembly halls, and stands;

(6)	management and lease of petrol stations and parking facilities;

(7)	collection, processing, and provision of information using computer systems; and

(8)	any and all other businesses incidental or related to any of the foregoing items.

2.	The Company may engage in the businesses listed in the items of the preceding paragraph, and any and all other businesses incidental or related thereto.

(Location of Head Office)

Article 3.

The head office of the Company shall be located in Toshima-ku, Tokyo.

(Method of Public Notice)

Article 4.

The method of public notice of the Company shall be electronic public notice. However, if an accident or any other unavoidable cause renders public notice by electronic public notice unavailable, the public notice shall be given by publication in the Nihon Keizai Shimbun published in Tokyo.

Chapter II    Shares

(Total Number of Shares Authorized to be Issued)

Article 5.

The total number of shares authorized to be issued by the Company shall be 360,000,000 shares.

(Acquisition by the Company of its Own Shares)

Article 6.

The Company may, by a resolution of the board of directors, acquire its own shares through market transactions, etc. pursuant to the provision of Article 165, paragraph 2 of the Companies Act.

(Number of Shares Constituting One Unit)

Article 7.

The number of shares constituting one (1) unit of shares of the Company shall be 100 shares.

(Restriction on Rights of Holders of Shares Less than One Unit)

Article 8.

Shareholders of the Company who hold a number of shares less than one unit may not exercise any right other than the rights listed below, with respect to the shares less than one unit held by the shareholders.

(1)	The rights listed in the items of Article 189, paragraph 2 of the Companies Act.

(2)	The right to request the acquisition of shares with put options.

(3)	The right to receive allotment of shares for subscription and allotment of share options for subscription, in proportion to the number of shares the shareholders hold.

(Share Handling Rules)

Article 9.

Entering statements or records in the shareholder registry and the registry of share options, purchasing shares less than one unit, the method of exercising shareholders’ rights, and other handling and fees concerning shares shall be governed by the Share Handling Rules to be established by the board of directors as well as laws and regulations and these Articles of Incorporation.

(Stock Transfer Agent)

Article 10.

1.	The Company shall have an stock transfer agent with respect to shares.

2.	The stock transfer agent and its place of business shall be selected by a resolution of the board of directors and notified to the public.

(Record Date)

Article 11.

1.	The Company shall prescribe the shareholders who are stated or recorded in the final shareholder registry in each business year as the shareholders who may exercise their rights at the annual shareholders meeting for that business year.

2.	In addition to the preceding paragraph, if necessary, the Company may, by giving public notice in advance pursuant to a resolution of the board of directors, prescribe the shareholders or registered pledgees of shares who are stated or recorded in the shareholder registry on a certain date as the shareholders or registered pledgees of shares who may exercise their rights.

Chapter III    Shareholders Meeting

(Convocation)

Article 12.

An annual shareholders meeting shall be convened within three (3) months after the day following the last day of each business year. An extraordinary shareholders meeting shall be convened from time to time when necessary.

(Convener)

Article 13.

1.	Unless otherwise provided for in laws or regulations, a shareholders meeting shall be convened by the president and director pursuant to a resolution of the board of directors.

2.	If the president and director is unable to so act, one of the other directors shall convene the shareholders meeting in the order previously determined by the board of directors.

(Disclosure of Reference Documents for Shareholders Meeting, etc. via the Internet and Deemed Provision Thereof)

Article 14.

Upon convening a shareholders meeting, if the Company discloses information relating to the matters that should be stated or indicated in any reference documents for the shareholders meeting, business report, financial statements, and consolidated financial statements by a method utilizing the Internet in accordance with the applicable Ordinance of the Ministry of Justice, the Company shall be deemed to have provided its shareholders with the information.

(Chairperson)

Article 15.

1.	A shareholders meeting shall be chaired by the president and director.

2.	If the president and director is unable to so act, one of the other directors shall chair the shareholders meeting in the order previously determined by the board of directors.

(Method of Resolution)

Article 16.

1.	Unless otherwise provided for in laws or regulations or in these Articles of Incorporation, a resolution at a shareholders meeting shall be adopted by a majority of the voting rights of the shareholders present who are entitled to vote.

2.	Resolutions pursuant to the provisions of Article 309, paragraph 2 of the Companies Act shall be adopted at a shareholders meeting at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by two-thirds (2/3) or more of the voting rights of the shareholders present.

(Exercise of Voting Rights by Proxy)

Article 17.

1.	A shareholder may exercise his or her voting rights through a proxy, who shall be a shareholder of the Company having voting rights.

2.	The shareholder or the proxy shall submit a document evidencing the power of representation to the Company for each shareholders meeting.

Chapter IV    Directors and Board of Directors

(Establishment of Board of Directors)

Article 18.

The Company shall have a board of directors.

(Number)

Article 19.

The Company shall have not less than three (3) and not more than thirteen (13) directors.

(Method of Election)

Article 20.

1.	A resolution for the election of directors shall be adopted at a shareholders meeting at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders present.

2.	No resolution for the election of directors shall be made by cumulative voting.

(Term of Office)

Article 21.

The term of office of directors shall expire at the close of the annual shareholders meeting for the last business year to end within two (2) years after their election.

(Representative Directors and Directors with Specific Titles)

Article 22.

1.	The board of directors shall, by a resolution, appoint the president and director. In addition, the board of directors may, by a resolution, appoint one (1) chairperson of the board as well as one (1) or more vice chairpersons of the board, vice presidents and directors, senior managing directors, and managing directors.

2.	The president and director shall represent the Company.

3.	The board of directors may, in addition to the president and director, appoint director(s) who shall represent the Company.

(Authority of Board of Directors)

Article 23.

The board of directors shall make decisions on the execution of operations of the Company. However, trivial decisions on the execution of operations may be delegated to directors.

(Convocation and Chairperson of Board of Directors Meeting)

Article 24.

1.	Unless otherwise provided for in laws or regulations, board of directors meetings shall be convened by the chairperson of the board or, if he or she is unable to so act or, if there are no chairpersons of the board in office, by the president and director, and shall be chaired by the convener.

2.	If there is no one who convenes a board of directors meeting in accordance with the preceding paragraph due to an accident or vacancy, the meeting shall be convened by one of the other directors in the order previously determined by the board of directors and shall be chaired by the convener.

3.	A convocation notice of a board of directors meeting shall be dispatched to each director and each corporate auditor no later than three (3) days prior to the date of the meeting. However, this period may be shortened in case of urgency.

(Duty of Directors with Specific Titles)

Article 25.

1.	The chairperson of the board shall control the operations of the Company.

2.	The vice chairperson(s) of the board shall assist the chairperson of the board.

3.	The president and director shall preside over the operations of the Company.

4.	The vice president(s) and director(s) shall assist the president and director; and the senior managing director(s) and managing director(s) shall share the management of the operations of the Company.

(Method of Resolution of Board of Directors Meeting)

Article 26.

Resolutions of the board of directors shall be adopted at its meeting at which a majority of the directors entitled to participate in the voting shall be present, by a majority of the directors present.

(Omission of Resolution of Board of Directors Meeting)

Article 27.

If all directors agree, in writing or by means of electromagnetic record, to a matter to be resolved at a board of directors meeting, it shall be deemed that the resolution to approve the matter to be resolved has been adopted by the board of directors. However, this shall not apply if a corporate auditor states objections.

(Remuneration, etc. of Directors)

Article 28.

Pecuniary benefits that directors may receive from the Company in consideration of the execution of their duties, such as remuneration and bonuses (“Remuneration, etc.”) shall be determined by a resolution of a shareholders meeting.

(Agreement for Limitation of Liability with Outside Directors)

Article 29.

Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside director(s) that limits their liability for damages due to the failure to perform their duties. However, the limited amount of liability under the agreement shall be the amount as stipulated by laws or regulations.

(Advisors and Counselors)

Article 30.

The Company may, pursuant to a resolution of the board of directors, have advisor(s) and counselor(s).

(Rules of Board of Directors)

Article 31.

Matters concerning the board of directors shall be governed by the Rules of the Board of Directors to be established by the board of directors as well as laws and regulations and these Articles of Incorporation.

Chapter V    Corporate Auditors and Board of Corporate Auditors

(Establishment of Corporate Auditors and Board of Corporate Auditors)

Article 32.

The Company shall have corporate auditors and a board of corporate auditors.

(Number)

Article 33.

The Company shall have not less that three (3) and not more than six (6) corporate auditors.

(Method of Election)

Article 34.

A resolution for the election of corporate auditors shall be adopted at a shareholders meeting at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders present.

(Term of Office)

Article 35.

The term of office of corporate auditors shall expire at the close of the annual shareholders meeting for the last business year to end within four (4) years after their election. However, the term of office of a corporate auditor who is elected as a substitute shall expire at such time as the term of office of the retired corporate auditor would expire.

(Full-Time Corporate Auditors)

Article 36.

1.	The board of corporate auditors shall, by a resolution, appoint full-time corporate auditor(s).

2.	The board of corporate auditors may, by a resolution, remove full-time corporate auditor(s).

(Convocation of Board of Corporate Auditors Meeting)

Article 37.

A convocation notice of a board of corporate auditors meeting shall be dispatched to each corporate auditor no later than three (3) days prior to the date of the meeting. However, this period may be shortened in case of urgency.

(Method of Resolution of Board of Corporate Auditors Meeting)

Article 38.

Unless otherwise provided for in laws or regulations, a resolution of a board of corporate auditors meeting shall be adopted by a majority of the corporate auditors.

(Remuneration, etc. of Corporate Auditors)

Article 39.

Remuneration, etc. of corporate auditors shall be determined by a resolution of a shareholders meeting.

(Agreement for Limitation of Liability with Outside Corporate Auditors)

Article 40.

Pursuant to the provisions of Article 427, paragraph 1 of the Companies Act, the Company may enter into an agreement with outside corporate auditor(s) that limits their liability for damages due to the failure to perform their duties. However, the limited amount of liability under the agreement shall be the amount as stipulated by laws or regulations.

(Substitute Corporate Auditors)

Article 41.

1.	The Company may elect substitute corporate auditor(s) as a precaution against cases where there are no corporate auditors in office or cases where there is a vacancy which results in a shortfall in the number of corporate auditors prescribed in laws or regulations, or these Articles of Incorporation.

2.	A resolution for the election of substitute corporate auditor(s) shall be adopted at a shareholders meeting at which shareholders holding one-third (1/3) or more of voting rights of the shareholders entitled to vote shall be present, by a majority of the voting rights of the shareholders present.

3.	The period during which the resolution for election pursuant to the provision of paragraph 1 remains effective shall expire at the commencement of the annual shareholders meeting for the last business year to end within four (4) years after the election. However, the effect of the election may be rescinded by a resolution of the board of directors with the consent of the board of corporate auditors.

4.	If the substitute corporate auditor assumes office as corporate auditor, his or her term of office shall expire at such time as the term of office of the retired corporate auditor would expire. However, the term of office in that case shall not exceed the effective period of the resolution for election, which is prescribed in the body of the preceding paragraph.

(Rules of Board of Corporate Auditors)

Article 42.

Matters concerning the board of corporate auditors shall be governed by the Rules of the Board of Corporate Auditors to be established by the board of corporate auditors as well as laws and regulations and these Articles of Incorporation.

Chapter VI    Independent Auditors

(Establishment of Independent Auditors)

Article 43.

The Company shall have Independent Auditor(s).

(Election of Independent Auditors)

Article 44.

Independent auditor(s) shall be elected by a resolution of a shareholders meeting.

(Term of Office of Independent Auditors)

Article 45.

1.	The term of office of independent auditor(s) shall expire at the close of the annual shareholders meeting for the last business year to end within one (1) year after their election.

2.	Unless otherwise resolved at the annual shareholders meeting set forth in the preceding paragraph, independent auditor(s) shall be deemed to have been re-elected at the annual shareholders meeting.

(Remuneration, etc. of Independent Auditors)

Article 46.

Remuneration, etc. of independent auditor(s) shall be determined by the representative director(s) with the consent of the board of corporate auditors.

Chapter VII    Accounts

(Business Year)

Article 47.

The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

(Dividends of Surplus)

Article 48.

1.	The Company shall pay, by a resolution of a shareholders meeting, dividends of surplus in cash as year-end dividends (“Year-End Dividends”) to shareholders or registered pledgees of shares who are stated or recorded in the final shareholder registry as of March 31 of each year.

2.	The Company may pay, by a resolution of the board of directors, dividends of surplus in cash as interim dividends (“Interim Dividends”) to shareholders or registered pledgees of shares who are stated or recorded in the final shareholder registry as of September 30 of each year.

3.	The Company shall be released from its obligation to pay Year-End Dividends and Interim Dividends when a full three (3) years have elapsed from the day on which the payment of the Year-End Dividends or Interim Dividends commenced.

4.	No interest shall accrue on unpaid Year-End Dividends and Interim Dividends.

Supplementary Provisions

(First Business Year)

Article 1.

Notwithstanding the provision of Article 47, the first business year of the Company shall commence on the date of establishment of the Company and end on March 31, 2012.

(Remuneration, etc.)

Article 2.

The total amount of the remuneration of the directors until the close of the first annual shareholders meeting of the Company shall be not more than 360 million yen per year, and the total amount of the remuneration of the corporate auditors until the close of the first annual shareholders meeting of the Company shall be not more than 60 million yen per year.

(Deletion of Supplementary Provisions)

Article 3.

These Supplementary Provisions shall be deleted as at the close of the first annual shareholders meeting of the Company.

End

3.	Matters regarding Appropriateness of the Prescription regarding the Matters Listed in Article 773, paragraph 1, items 5 and 6 of the Companies Act

(1)	Matters regarding Number and Allocation of Shares

In the Share Transfer, the Holding Company (the wholly owning parent company) will be incorporated through a share transfer conducted solely by Taisho, and the shares of the Holding Company will be allocated only to the shareholders of Taisho immediately before the Share Transfer. Since the number of shares constituting one unit of the shares of Taisho and the Holding Company are one thousand (1,000) shares and one hundred (100) shares, respectively, the minimum investment unit will not be changed if 0.1 shares of the common stock of the Holding Company are allocated for one (1) share of the common stock of Taisho. In this case, the shareholders of Taisho will hold, immediately after the Share Transfer, voting rights in the Holding Company in the number equivalent to the number of Taisho’s voting rights it held immediately before the Share Transfer. However, taking into consideration Taisho’s current standard share price per share, and increase of the number of individual investors and liquidity of shares by reducing the investment unit, as well as taking into account the increase in administration costs relating to shareholders as a result of the increase in the number of shareholders, Taisho has determined that 0.3 shares of the common stock of the Holding Company are to be allocated for one (1) share of the common stock of Taisho held by Taisho’s shareholders.

As a result, the number of new shares to be delivered by the Holding Company shall be 90,139,653 shares of the common stock; provided, however, that the above number of new shares to be delivered by the Holding Company may fluctuate if the total number of issued shares of Taisho changes before the Share Transfer is effected. If, as a result of the Share Transfer, the number of shares of the common stock of the Holding Company that shall be delivered to the shareholders of Taisho includes any fraction less than one (1) share of the common stock of the Holding Company, the Holding Company will pay the shareholders the amount corresponding to such fraction less than one (1) share in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

As described above, the Share Transfer is a share transfer to be solely conducted by Taisho, and therefore, no calculation has been conducted by any third party institution.

Taisho considers that basically the above share transfer ratio does not give rise to any fluctuation in the share value, and thus considers that such ratio is reasonable.

(2)	Matters regarding Amounts of Paid-in Capital and Reserves

The amounts of the paid-in capital and the reserves of the Holding Company, which will be incorporated by the Share Transfer, are as set forth below.

These amounts are determined pursuant to Article 52 of the Ordinance on Accounting of Companies; it is considered that such amounts are reasonable in light of the purpose and the scale of the Holding Company, and its capital policies and other circumstances after the incorporation thereof.

(i)	Amount of the paid-in capital: 30,000,000,000 yen

(ii)	Amount of the capital reserve: 15,000,000,000 yen

(iii)	Amount of the retained earnings reserve: 0 yen

4.	Events Arising on and after the Last Day of the Final Business Year of Taisho that Materially Effect the Status of Property of Taisho

Taisho, Goldis Berhad, who owns 78.15% of the shares of HOE and other shareholders (six (6) shareholders) who own the remaining 21.85% of the shares reached an agreement on April 7 of this year whereby Taisho will acquire all shares of HOE, a Malaysian healthcare company. Through this acquisition, Taisho aims to further strengthen its business foundation in Malaysia, as well as continuing to develop OTC drug business in other growing Asian markets.

(1)	Name, business, and scale of the company to be purchased

Name:	Hoepharma Holdings Sdn. Bhd. (Kuala Lumpur, Malaysia)
Business:	Management and administration of subsidiary companies engaging in pharmaceuticals business
Scale:	Sales for the fiscal year ending in January, 2011 76 million Malaysian ringgit (approximately 2.1 billion yen)

(2)	Time of share acquisition

In or around August 2011

(3)	Number of shares to be acquired, acquisition price, and shareholding ratio after acquisition

Number of shares to be acquired:	8,000,000 shares
Acquisition price:	370 million Malaysian ringgit
(approximately 10.4 billion yen)
Shareholding ratio after acquisition:	100%

(Note) The above figures are calculated based on the exchange rate of 28 yen for one (1) Malaysian ringgit.

5.	Matters regarding the persons who will become Directors of the Holding Company

The following persons are scheduled to assume the offices of the directors of the Holding Company.

Name (Date of Birth)	Personal History and Position and Responsibilities in Taisho (Status of Material Concurrent Holding of Offices)		Number of Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated

Akira Uehara (Born on April 5, 1941)	April 1966	Joined NEC Corporation	7,145,900 shares	2,143,770 shares
	April 1977	Joined Taisho
	June 1977	Executive Director of Taisho
	June 1978	Senior Managing Director of Taisho
	June 1980	Executive Vice President of Taisho
	June 1981	Executive Vice President, Representative Director of Taisho
	June 1982	President, Representative Director of Taisho (present)
	April 2009	Chairman, Representative Director of Taisho (present)

Name (Date of Birth)	Personal History and Position and Responsibilities in Taisho (Status of Material Concurrent Holding of Offices)		Number of Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated

Akira Ohira (Born on September 9, 1946)	April 1969	Joined The Tokyo Electric Power Company, Incorporated	639,900 shares	191,970 shares
	May 1982	Joined Taisho
	June 1982	Executive Director of Taisho
	June 1983	Managing Director of Taisho
	June 1985	Senior Managing Director of Taisho
	June 1994	Executive Vice President of Taisho
	June 1999	Executive Vice President, Representative Director of Taisho
	April 2009	Vice Chairman of Taisho (present)
(Status of Material Concurrent Holding of Offices)
President, Representative Director of Taisho Toyama Pharmaceutical Co., Ltd.
Outside Director of Toyama Chemical Co., Ltd.

Hisataka Hotta (Born on October 25, 1937)	April 1960	Joined The Sumitomo Bank, Limited.	10,000 shares	3,000 shares
	June 1978	Joined Taisho
	June 1981	Executive Director of Taisho
	June 1982	Managing Director of Taisho
	June 1994	Senior Managing Director of Taisho
	June 2000	Representative Director of Taisho (Senior Managing Director)
	November 2005	Executive Vice President, Representative Director of Taisho (present)

Shigeru Uehara (Born on May 5, 1976)	April 2000	Joined Taisho	3,014,000 shares	904,200 shares
	May 2000	Joined Abbott Laboratories
	August 2006	Corporate Planning Division of Taisho
	October 2006	Director (riji) of Taisho
	June 2007	Executive Director of Taisho
	June 2008	Managing Director of Taisho
	April 2009	Executive Vice President of Taisho (present)
(Status of Material Concurrent Holding of Offices)
Executive Director of Taisho Toyama Pharmaceutical Co., Ltd.

Akihito Sakai (Born on December 26, 1947)	April 1971	Joined The Sumitomo Bank, Limited.	1,000 shares	300 shares
	May 1989	Joined Taisho
	April 1991	Head of Information Promoting Section of Taisho
	June 1994	Head of Business Planning Section of Taisho
	April 1996	General Manager of Corporate Planning Division of Taisho
	June 1997	Director (riji) and General Manager of Corporate Planning Division of Taisho
	June 2001	Executive Officer and General Manager of Corporate Planning Division of Taisho
	June 2007	Executive Director and General Manager of Corporate Planning Division of Taisho
	April 2009	Managing Director and General Manager of Corporate Planning Division of Taisho (present)
(Status of Material Concurrent Holding of Offices)
Outside Director of Toyama Chemical Co., Ltd.

Name (Date of Birth)	Personal History and Position and Responsibilities in Taisho (Status of Material Concurrent Holding of Offices)		Number of Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated
Ken Uehara (Born on November 17 1977)	April 2000	Joined PwC Consulting Co., Ltd.	3,014,000 shares	904,200 shares
	January 2004	Joined Taisho
	October 2006	Director (riji) and Assistant to Officer in charge of Self-medication Operation Group of Taisho
	April 2007	Deputy Head of Sales Marketing Headquarters, Deputy Head of Product Planning and Development Headquarters of Taisho
	April 2008	Head of Self-medication Research and Development Headquarters, Deputy Head of Sales Marketing Headquarters, and Deputy Head of Product Planning and Development Headquarters of Taisho
	June 2008	Executive Director of Taisho
	April 2009	Managing Director of Taisho (present)

Kiyomi Chuurei (Born on November 1, 1952)	April 1976	Joined Taisho	1,000 shares	300 shares
	April 1993	Head of Sales for Multiple Line Channel Division of Fukuoka Branch Office of Taisho
	April 1998	General Manager of Sales Division of Hiroshima Branch Office of Taisho
	April 2001	General Manager and Head of Sales for Multiple Line Channel Division of Taisho
	October 2006	Director (riji) of Taisho Head of Nutrient Drinks Sales Division
	April 2007	Executive Officer and Head of Sales Headquarters of Taisho
	April 2008	Senior Executive Officer of Taisho Head of Sales Headquarters
	June 2009	Executive Director and Head of Sales Headquarters of Taisho (present)

Jun-ichi Fukudome (Born on June 8, 1950)	April 1976	Joined Taisho	3,000 shares	900 shares
	April 1997	Head of Strategic Development Planning Division of Taisho
	April 1998	Head of Clinical Research Division of Taisho
	June 2000	Director (riji) and Head of Medical Information Division of Taisho
	June 2001	Executive Officer and Manager of U.S. Subsidiary Preparatory Office of Taisho
	October 2002	Executive Officer of Taisho President of TAISHO Pharmaceutical R&D Inc.
	April 2004	Executive Officer and Head of Self-medication Regulatory Affairs Division of Taisho
	April 2008	Executive Officer and Head of Quality Assurance Headquarters of Taisho
	June 2009	Executive Director and Head of Production Control Division of Taisho (present)

Name (Date of Birth)	Personal History and Position and Responsibilities in Taisho (Status of Material Concurrent Holding of Offices)		Number of Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated
Ken-ichi Fujita (Born on February 10, 1952)	April 1975	Joined Taisho	1,000 shares	300 shares
	April 1990	Head of Ethical Sales Division of Osaka Branch Office of Taisho
	April 1996	Deputy General Manager of Nagoya Branch Office of Taisho
	October 1997	General Manager of Ethical Sales Division of Tokyo Branch Office of Taisho
	July 2003	Executive Officer of Taisho Toyama Pharmaceutical Co., Ltd. Head of Marketing Headquarters
	June 2004	Executive Director of Taisho Toyama Pharmaceutical Co., Ltd. (present)
	April 2010	Executive Officer of Taisho Head of Prescription Pharmaceutical Development Headquarters (present)
	June 2010	Executive Director of Taisho (present)
(Status of Material Concurrent Holding of Offices)
Executive Director of Taisho Toyama Pharmaceutical Co., Ltd.
Outside Director of Toyama Chemical Co., Ltd.

Toshio Morikawa (Born on March 3, 1933)	June 1993	President of The Sumitomo Bank, Limited.	0 shares	0 shares
	June 1997	Chairman of the Board of the above Bank
	June 1999	Outside Auditor of Taisho
	April 2001	Counselor of Sumitomo Mitsui Banking Corporation
	June 2002	Advisor (tokubetsu komon) of the above Bank
	March 2005	Advisor (meiyo komon) of the above Bank (present)
	June 2007	Outside Director of Taisho (present)
(Status of Material Concurrent Holding of Offices)
Outside Director of NEC Corporation
Outside Director of The ROYAL HOTEL, LIMITED

Name (Date of Birth)	Personal History and Position and Responsibilities in Taisho (Status of Material Concurrent Holding of Offices)		Number of Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated
Akemichi Baba (Born on April 12, 1946)	May 1991	Professor of School of Pharmaceutical Sciences of Osaka University	0 shares	0 shares
	April 1998	Dean of School of Pharmaceutical Sciences of the above University
	April 2003	Dean of Graduate School of Pharmaceutical Sciences
	April 2004	Trustee and Vice President of Osaka University
	August 2006	Associate Member of Science Council of Japan
	March 2010	Retired from Osaka University
	April 2010	Vice President and Professor of School of Pharmacy of Hyogo University of Health Sciences (present)
	June 2010	Outside Director of Taisho (present)
(Status of Material Concurrent Holding of Offices)
Vice President and Professor of School of Pharmacy of Hyogo University of Health Sciences

(Note)

1.	There is no special interest relationship between any director candidate and Taisho.
2.	Mr. Akira Ohira, a candidate, is the representative director of Taisho Toyama Pharmaceutical Co., Ltd., and Mr. Shigeru Uehara and Mr. Ken-ichi Fujita who are candidates are the directors of that company. There is a transaction relationship between Taisho and that company.

Mr. Akira Ohira, Mr. Akihito Sakai, and Mr. Ken-ichi Fujita who are candidates are the outside directors of Toyama Chemical Co., Ltd., and there is a transaction relationship between Taisho and that company.

Mr. Toshio Morikawa, a candidate, is the outside director of NEC Corporation and The ROYAL HOTEL, LIMITED, and there is a transaction relationship between Taisho and each of both companies.

3.	The responsible position in Taisho for those director candidates is as stated in “2. Current Status of the Company, (3) Status of the Company Officers, (i) Status of the Directors and Company Auditors” (in page 15-16) of the business report.
4.	Mr. Toshio Morikawa and Mr. Akemichi Baba are outside director candidates.
5.	The reason why Mr. Toshio Morikawa has been selected as an outside director candidate is that he served as an outside auditor of Taisho for eight years and served as an outside director thereof for four years, and therefore, he is familiar with Taisho’s business. Also, he is considered to be capable of appropriately performing the duties of an outside director of the Holding Company when making important decisions concerning management and when supervising the execution of business, etc. because he has been involved in the management of Sumitomo Mitsui Banking Corporation for years and has rich experience and knowledge as a management expert, which have been fostered throughout his career.

The reason why Mr. Akemichi Baba has been selected as an outside director candidate is that he is considered to be qualified to supervise management independently, not only under the philosophy of Taisho, but also with an objective and broad view regarding the entire corporate environment including laws and regulations, because he has rich experience and knowledge as a pharmacologist. Also, his selection will contribute to an improvement in the transparency of the board of directors of the Holding Company and enhancement of the supervision function thereof. Furthermore, although he has never been involved in the management of a company other than as an outside director, due to the above reasons, he is considered to be capable of appropriately performing the duties of an outside director.

6.	In KOMATSU LTD. for which Mr. Toshio Morikawa served as an outside director, a violation of the insider trading rules under the Securities Exchange Act (currently the Financial Instruments and Exchange Act) was discovered with respect to the purchase of treasury shares conducted by the company in July 2005. In connection with this violation, in March 2007, the Securities and Exchange Surveillance Commission recommended that the Prime Minister and the Commissioner of the Financial Services Agency order that the company pay an administrative monetary penalty. In accordance with the recommendation, the Financial Services Agency ordered that the company pay the administrative monetary penalty. He was not involved in this incident.

Mr. Toshio Morikawa often made suggestions in the board of directors meetings from the perspective of compliance with laws and regulations. After the incident was discovered, he made efforts to improve the compliance system and the internal control system, and to educate employees through the deliberations in the board of directors meetings for the purpose of preventing any further incidents.

In addition, SANYO Electric Co., Ltd., for which Mr. Toshio Morikawa served as an outside auditor, was ordered to pay an administrative monetary penalty by the Financial Services Agency in January 2008, because a part of the statement in the semiannual securities report for fiscal 2005 was deemed a false statement. He was not involved in this incident.

During his term of office, he appropriately performed his duties as a company auditor, as prescribed in laws and regulations, by, for example, stating his opinions on items on the agendas in the meetings of the board of directors and the board of company auditors of the company.

Further, Mr. Toshio Morikawa currently serves as an outside director for NEC Corporation. The company was obliged, as an issuer of American Depositary Receipts, to submit an annual report to the U.S. Securities and Exchange Commission (SEC) under the U.S. Securities Exchange Act of 1934. However, since an additional analysis concerning the income recognition, which was required in the audit process of the consolidated financial statements for the fiscal year ending March 2006, was not completed, the company did not submit the annual report even after the submission date thereof (October 2, 2006). Subsequently, the company couldn’t complete the analysis and failed to submit the annual report to the U.S. Securities and Exchange Commission, and publicly announced that fact on September 21, 2007. In June 2008, the company and the SEC reached a settlement with respect to the issue, and as a part of the settlement conditions, the SEC made the following order: (i) the company must not commit any further actions violating, as judged by the SEC, the rules of the U.S. national securities exchanges, and (ii) registration under the U.S. Securities Exchange Act for the securities issued by the company must be rescinded. He was not involved in this incident.

In the board of directors meetings, Mr. Toshio Morikawa often stated his opinions on ensuring the appropriateness of the financial reports and improving the compliance system, including information disclosure, and the risk management system. After he received a report on this issue, he discussed the countermeasures and the method of information disclosure, etc. in the board of directors meeting, and made recommendations and stated his opinions, etc. for the purpose of further improving the internal control system.

7.	Mr. Toshio Morikawa is a current outside director of Taisho, and his term of office as an outside director will be four (4) years at the end of this shareholders meeting.

Mr. Akemichi Baba is a current outside director of Taisho, and his term of office as an outside director will be one (1) year at the end of this shareholders meeting.

8.	Mr. Toshio Morikawa and Mr. Akemichi Baba are candidates for independent officers who are obliged by the Tokyo Stock Exchange to be designated as those whose interests do not, and are not likely to conflict with those of general shareholders.
9.	The Holding Company is to execute an agreement limiting the liability for damages prescribed under Article 423, paragraph 1 of the Companies Act to the extent of the minimum liability amount prescribed under Article 425, paragraph 1 of the Companies Act, with respect to Mr. Toshio Morikawa and Mr. Akemichi Baba. The details of the agreement are set forth below:
•

An outside director who fails to perform his/her duties shall be liable to compensate the Holding Company for damages to the extent of the minimum liability amount prescribed under Article 425, paragraph 1 of the Companies Act.

•

The above limitation of liability shall be limited to cases where the cause of such liability is not due to such outside director’s intentional or grossly negligent acts in the performance of his/her duties.

6.	Matters regarding the persons who will become Corporate Auditors of the Holding Company

The following persons are scheduled to assume the offices of the corporate auditors of the Holding Company.

Name (Date of Birth)	Personal History and Position and Duties in Taisho (Status of Material Concurrent Holding of Offices)		Number of the Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated
Shigeo Morimoto (Born on May 17, 1948)	April 1973	Joined Taisho	7,000 shares	2,100 shares
	April 1993	Head of Applied Biology Laboratory of Taisho
	April 1994	Head of Molecular Biology Laboratory of Taisho
	April 1998	Head of Discovery Research Laboratories of Taisho
	April 1999	Executive Officer of Taisho
	April 2001	Head of Medical Research Laboratories of Taisho
	April 2007	Deputy Head of Prescription Pharmaceutical Research and Development Headquarters of Taisho
	April 2008	Deputy Head of Prescription Pharmaceutical Research Headquarters of Taisho
	June 2008	Corporate Auditor (Full-time) of Taisho (present)

Kyuji Kobayashi (Born on March 26, 1952)	April 1975	Joined The Sumitomo Bank, Limited.	1,000 shares	300 shares
	December 1997	Joined Taisho
	April 1998	President of Taisho Foods Deutschland GmbH
	April 2002	General Manager of Management Accounting Division of Taisho General Manager of International Business Administration Division of Taisho
	October 2004	General Manager of Accounting Division (present)

Name (Date of Birth)	Personal History and Position and Duties in Taisho (Status of Material Concurrent Holding of Offices)		Number of the Shares of Taisho Held	Number of Shares of the Holding Company to be Allocated
Isao Yoshikawa (Born on June 5, 1939)	March 1964	Entered the Ministry of Finance	0 shares	0 shares
	July 1989	Director of Taxation Department, Information and Examination Division of National Tax Agency
	June 1991	Director General of Hokkaido Regional Development Bureau and Deputy Vice Minister
	June 1993	Deputy Commissioner of Revenue Management and Collection Department of National Tax Agency
	June 1994	Registered as tax accountant and practice as a tax accountant
	October 1994	Tax Advisor of Taisho (present)
	July 2003	Outside Director of Toyama Chemical Co., Ltd. Outside Auditor of TOBISHIMA CORPORATION
	June 2009	Outside Auditor of Taisho (present)

Hiroyuki Uemura (Born on January 23, 1942)	April 1965	Joined The Sumitomo Marine & Fire Insurance Co., Ltd.	0 shares	0 shares
	June 1991	Director of The Sumitomo Marine & Fire Insurance Co., Ltd.
	June 1998	President, Chief Executive Officer of The Sumitomo Marine & Fire Insurance Co., Ltd.
	October 2001	President, Chief Executive Officer of Mitsui Sumitomo Insurance Company, Limited
	July 2007	Senior Advisor of Mitsui Sumitomo Insurance Company, Limited (present)
(Status of Material Concurrent Holding of Offices)
Outside Director of Hochiki CORPORATION

(Note)
1.	Mr. Isao Yoshikawa, a corporate auditor candidate, and Taisho have executed a tax advisory contract. There is no special interest relationship between other corporate auditor candidates and Taisho.
2.	Both Mr. Isao Yoshikawa and Mr. Hiroyuki Uemura are candidates for outside corporate auditors.
3.	There is a transactional relationship between Mitsui Sumitomo Insurance Company, Limited, for which Mr. Hiroyuki Uemura serves as a senior advisor, and Taisho.
4.	The reason why Mr. Isao Yoshikawa has been selected as an outside auditor candidate is that he is considered to be capable of appropriately performing the duties of an outside auditor of the Holding Company in an objective and neutral manner, since as a tax advisor of Taisho, he is familiar with Taisho’s business, as a tax accountant he has professional knowledge in finance and accounting and from his experience as an outside officer of other companies. Furthermore, although he has never been involved in the management of a company other than as an outside director or outside auditor, due to the above reasons, he is considered to be capable of appropriately performing the duties of an outside auditor.
The reason why Mr. Hiroyuki Uemura has been selected as an outside auditor candidate is that he is considered to be capable of applying his rich experience and knowledge of company management, etc. with respect to the auditing system in the management of the Holding Company with an independent and objective point of view.

5.	During the term of Mr. Hiroyuki Uemura’s office as a director of Mitsui Sumitomo Insurance Company, Limited, the company had made inappropriate payments of insurance claims for third sector insurance, such as permanent medical insurance, etc., and failed to pay, etc. incidental insurance claims, such as extra expense insurance, etc.. Therefore, the same company received an order to improve business operations pursuant to Article 132, paragraph 1 of the Insurance Business Act and an order to temporarily suspend business pursuant to Article 133 of the same Act from the Financial Services Agency on June 21, 2006. Furthermore, it was found that there was a partial error in the calculation of insurance premiums, etc. for fire insurance, etc.

In the same company, the management, including Mr. Hiroyuki Uemura, has made efforts to improve the management system regarding the payment of insurance claims and insurance solicitation by prescribing in the code of conduct for all officers and employees to provide proper, prompt and courteous claims services, have proper understanding of customer needs and provide the most appropriate products and services. However, the above failures and mistakes have occurred.

Mr. Hiroyuki Uemura has regularly made statements regarding the importance of complying with laws and regulations and protecting customers in board of directors meetings, etc. Furthermore, in drastically reviewing the operations of the business of the same company, he has performed his duties, such as making proposals to prevent a recurrence of the abovementioned incidents.

6.	Mr. Isao Yoshikawa is currently the outside auditor of Taisho, and his term of office as an outside auditor will be two (2) years as of the conclusion of this shareholders meeting.
7.	Mr. Isao Yoshikawa and Mr. Hiroyuki Uemura are candidates for independent officers who are obliged by the Tokyo Stock Exchange to be designated as those whose interests do not, are not likely to conflict with those of general shareholders.
8.	The Holding Company is to execute an agreement limiting the liability for damages prescribed under Article 423, paragraph 1 of the Companies Act to the extent of the minimum liability amount prescribed under Article 425, paragraph 1 of the Companies Act, with respect to Mr. Isao Yoshikawa and Mr. Hiroyuki Uemura. The details of the agreement are set forth below:
•

An outside auditor who fails to perform his/her duties shall be liable to compensate the Holding Company for damages to the extent of the minimum liability amount prescribed under Article 425, paragraph 1 of the Companies Act.

•

The above limitation of liability shall be limited to cases where the cause of such liability is not due to such outside auditor’s intentional or grossly negligent acts in the performance of his/her duties.

7.	Matters regarding the person who will become Independent Auditor of the Holding Company

The following person is scheduled to assume the office of the independent auditor of the Holding Company.

	(As of March 31, 2011)
Company Name	PricewaterhouseCoopers Aarata
Location of Principal Office	Sumitomo Fudosan Shiodome Hamarikyu Building, 8-21-1, Ginza, Chuo-ku, Tokyo
Outline	Number of Partners	103
	Number of employees	—Certified public accountants and assistant-certified public accountants	589
		—Others	1,494
	Offices	—Domestic offices	3 locations
Corporate History	PricewaterhouseCoopers Aarata was incorporated in June 2006

End